Exhibit 14.1

PRINCETON CAPITAL CORPORATION

CODE OF BUSINESS CONDUCT, ETHICS AND STATEMENT ON THE
PROHIBITION OF INSIDER TRADING

Ratified and Confirmed as of December 6, 2016

Adopted: March 13, 2015

Updated as of December 6, 2016

CODE OF BUSINESS CONDUCT, ETHICS AND
STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Adopted: March 13, 2015

Updated as of December 6, 2016

- i -

Who is an Insider?	15
What is Material Information?	15
What is Non-public Information?	15
Bases for Liability	15
Penalties for Insider Trading	16
Controlling the Flow of Sensitive Information	16
ADMINISTRATION OF THE CODE	17
SANCTIONS FOR CODE VIOLATIONS	18
APPLICATION/WAIVERS	18
RECORDS	18
REVISIONS AND AMENDMENTS	18

Appendices

Code Acknowledgment Form	A-1

Pre-Clearance Form	B-1

Initial Holdings Form	C-1

Quarterly Pre-Clearance Form	D-1

Annual Holdings Form	E-1

Adopted: March 13, 2015

Updated as of December 6, 2016

- ii -

CODE OF BUSINESS CONDUCT, ETHICS AND
STATEMENT ON THE PROHIBITION OF INSIDER TRADING

INTRODUCTION

Ethics are important to Princeton Capital Corporation (“PCC”, ”our”, ”us”, or “we”) and to its management. PCC is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers, directors and employees of PCC and its investment adviser, Princeton Advisory Group, Inc. (the “investment adviser”), are responsible for maintaining this level of integrity and for complying with the policies contained in this Code. If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with PCC’s Chief Compliance Officer or any member of PCC’s management, or follow the procedures outlined in applicable sections of this Code.

This Code of Business Conduct, Ethics and Statement on the Prohibition on Insider Trading (collectively, the “Code”) has been adopted by the Board of Directors of PCC in accordance with Rule 17j-1(c) under the Investment Company Act of 1940, as amended (the “1940 Act”), and the May 9, 1994 Report of the Advisory Group on Personal Investing by the Investment Company Institute (the “Report”). Rule 17j-1 generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by business development companies if effected by access persons of such companies.

PURPOSE OF THE CODE

This Code is intended to:

●	help you recognize ethical issues and take the appropriate steps to resolve these issues;

●	deter ethical violations to avoid any abuse of position of trust and responsibility;

●	maintain confidentiality of our business activities;

●	assist you in complying with applicable securities laws;

●	assist you in reporting any unethical or illegal conduct; and

●	reaffirm and promote our commitment to a corporate culture that values honesty, integrity and accountability.

Further, it is the policy of PCC that no affiliated person of our organization shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by PCC:

●	employ any device, scheme or artifice to defraud us;

●	make any untrue statement of a material fact or omit to state to us a material fact in order to make the statement made, in light of the circumstances under which it is made, not misleading;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon us; or

●	engage in any manipulative practices with respect to our business activities.

Adopted: March 13, 2015

Updated as of December 6, 2016

All employees, as a condition of employment or continued employment, will acknowledge annually, in writing, that they have received a copy of this Code, read it, and understand that the Code contains our expectations regarding their conduct.

PRINCIPLES OF BUSINESS CONDUCT

All employees will be subject to the following guidelines covering business conduct:

Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests and our interests. A conflict exists when your personal interests in any way interfere with our interests, or when you take any action or have any interests that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest probably exists if:

●	you cause us or the investment adviser to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;

●	you use any non-public information about us or the investment adviser, our customers or our other business partners for your personal gain, or the gain of a member of your family; or

●	you use or communicate confidential information obtained in the course of your work for your or another’s personal benefit.

Corporate Opportunities

Each of us has a duty to advance the legitimate interests of PCC when the opportunity to do so presents itself. Therefore, you may not:

●	take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us or the investment adviser, or through the use of either’s property or information;

●	use our or the investment adviser’s property, information, or position for your personal gain or the gain of a family member; or

●	compete, or prepare to compete, with us or the investment adviser.

Confidentiality

You must not disclose confidential information regarding us, the investment adviser, our affiliates, our lenders, our clients, or our other business partners, unless disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of PCC, our affiliates, our lenders, our clients, or our other business partners. This obligation continues even after you leave PCC, until the information becomes publicly available.

Fair Dealing

You must endeavor to deal fairly with our customers, suppliers and business partners, or any other companies or individuals with whom we do business or come into contact with, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of:

●	manipulation;

●	concealment;

Adopted: March 13, 2015

Updated as of December 6, 2016

●	abuse of privileged information;

●	misrepresentation of material facts; or

●	any other unfair-dealing practice.

Protection and Proper Use of Company Assets

Our assets are to be used only for legitimate business purposes. You should protect our assets and ensure that they are used efficiently.

Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules and Regulations

Each of us has a duty to comply with all laws, rules and regulations that apply to our business. Highlighted below are some of the key compliance guidelines that must be followed.

●	Insider trading. It is against the law to buy or sell securities using material information that is not available to the public. Individuals who give this “inside” information to others may be liable to the same extent as the individuals who trade while in possession of such information. You must not trade in our securities, or the securities of our affiliates, our lenders, our clients, or our other business partners while in the possession of “inside” information. All employees are required to be familiar and comply with our Insider Trading Policy and Procedures.

●	“Whistleblower” protections. It is against the law to discharge, demote, suspend, threaten, harass, or discriminate in any manner against an employee who provides information or otherwise assists in investigations or proceedings relating to violations of federal securities laws or other federal laws prohibiting fraud against shareholders. You must not discriminate in any way against an employee who engages in these “whistleblower” activities.

●	Accuracy of Company Records. We require honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as financial records. All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls.

●	Retaining Business Communications. The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.

Adopted: March 13, 2015

Updated as of December 6, 2016

●	From time to time we establish retention or destruction policies in order to ensure legal compliance. We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If you believe that this exception may apply, or have any questions regarding the possible applicability of that exception, please contact our Chief Compliance Officer.

Equal Opportunity, Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, marital status, or any other status protected by law.

Gifts

Gifts can appear to compromise the integrity and honesty of our personnel. On the other hand, business colleagues often wish to provide small gifts to others as a way of demonstrating appreciation or interest. We have attempted to balance these considerations in the policy which follows.

No person employed by PCC shall accept a gift or other thing of more than de minimis value ($100 or less) from any person or entity that does business with, or is soliciting business from, PCC. Gifts exceeding that amount per person must be returned and the gift, its approximate value and its disposition reported to the Chief Compliance Officer. PCC personnel may accept gifts in the form of customary business entertainment (meals, tickets to sporting or other entertainment events) so long as the giver will be present at the entertainment. Gifts to the firm as a whole or to an entire department (for example, accounting, analysts, etc.) may exceed the $100 limitation, but such gifts must be approved by the Chief Compliance Officer.

All gifts shall be reflected in a gift log, containing a basic description of the gift, a good faith estimate of the value of the gift, and a description of its disposition, i.e., accepted, rejected, returned to sender, etc.

Solicitation of gifts is strictly prohibited.

Standards for giving gifts are identical to those governing the acceptance of gifts (that is they should be restricted to items worth $100 or less). On the whole, good taste and judgment must be exercised in both the receipt and giving of gifts. Every person subject to this code must avoid gifts or entertainment that would compromise PCC’s standing or reputation. If you are offered or receive any gift which is either prohibited or questionable, you must inform the Chief Compliance Officer immediately.

Please talk to our Chief Compliance Officer if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

In addition, we expect you to comply with all our policies and procedures that apply to you. We may modify or update our policies and procedures in the future, and may adopt new company policies and procedures from time to time. You are also expected to observe the terms of any confidentiality agreement, employment agreement or other similar agreement that applies to you.

Adopted: March 13, 2015

Updated as of December 6, 2016

Political Contributions

Our investment adviser encourages its employees to be actively involved in the civic affairs of the communities in which they live. When speaking on public issues, however, employees should do so only as individual citizens of the community and must be careful not to create the impression that they are acting for, or representing the views of, Princeton Capital Corporation or its investment adviser.

The SEC, along with certain states, municipalities and public pension plans, have adopted regulations limiting or completely disqualifying investment advisers from providing services to, or accepting placements from, a government entity if certain political contributions1 are made or solicited2 by the investment adviser, certain of its employees, or, in some instances, an employee’s spouse or civil union partner or an entity “controlled” by the employee (collectively, “Employee Affiliates”). Under these “pay to play” regulations, a single prohibited political contribution to a candidate or officeholder, political party, political action committee or other political organization at practically every level of government (including local, state and federal) may preclude the Firm from providing services to, or accepting placements from, the applicable government entity and may compel the firm to repay compensation received by the Firm in connection with such services or placements.

Any employee and his or her Employee Affiliates wishing to make or solicit any such contributions must submit a contribution request to the Chief Compliance Officer, and such submission shall include all pertinent information related to the proposed contribution, including, but not limited to, the individual wishing to contribute3, amount of the contribution, the name of the intended recipient, the nature of the recipient’s candidacy, whether the proposed recipient holds an existing political office (whether local, state or federal), and whether the employee (or Employee Affiliate, where applicable)) is legally entitled to vote for the proposed recipient. Because of the serious nature of the sanctions applicable to a pay to play violation, requests to make contributions to candidates seeking election to state and local offices generally will not be approved. In select instances, the Chief Compliance Officer may grant an exception to this policy. Those instances may include situations where the employee is legally entitled to vote for the candidate, in which case the request may be approved up to $350, where the employee is not legally entitled to vote for the candidate but the contribution is $150 or less, where an Employee Affiliate has an independent basis for the contribution, or where it is clear that a proposed contribution to a state or local official is not only lawful, but clear of potential conflicts. In all instances, such exceptions will be logged, documented and preserved pursuant to applicable recordkeeping requirements.

1 Contributions include cash, checks, gifts, subscriptions, loans, advances, deposits of money, “in kind” contributions (e.g., the provision of free professional services) or anything else of value provided for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.

2 Solicitation of contributions encompasses any fundraising activity on behalf of a candidate, campaign or political organization, including direct solicitation, hosting of events and/or aggregating, coordinating or “bundling” the contributions of others.

3 In the case of an Employee Affiliate, the Chief Compliance Officer must make a determination that the contribution is not indirectly a contribution by the employee; i.e. that the Employee Affiliate has an independent basis for the contribution.

Adopted: March 13, 2015

Updated as of December 6, 2016

It is expected that every employee will explain the importance of compliance with this policy to his/her Employee Affiliates, and ensure their clear understanding of the obligation to follow these requirements. Moreover, the applicable laws in this area are complex and a trap for the unwary – no employee should attempt to decide for himself or herself whether a contribution is prohibited or permissible. Employees are responsible for complying with and tracking their own political contribution limits.

The pay to play laws also prohibit actions taken indirectly that our investment adviser or its employees could not take directly without violating the law. For example, it is improper and unlawful to provide funds to a third party (such as a consultant or attorney) with the understanding that the third party will use such funds to make an otherwise prohibited contribution. Such indirect violations may trigger disqualification of our investment adviser and result in other sanctions, including possible criminal penalties. If any employee learns of facts and circumstances suggesting a possible indirect violation, that employee must report and such facts and circumstances to the Chief Compliance Officer immediately.

In order to ensure compliance with this policy, at least annually, or more frequently as may be determined by the Chief Compliance Officer, every employee must submit to the Chief Compliance Officer a disclosure and certification setting forth all political contributions made by the employee and his/her Employee Affiliates for the previous two (2) years or confirming that no such contributions have been made. For each disclosed contribution, employees must also provide all associated documentation, including invitations solicitations, correspondence, e-mails, and any cancelled checks and other documents reflecting payment. The Chief Compliance Officer may also require that new employees, prior to commencement of employment with or service to our investment adviser, report to the Chief Compliance Officer any political contributions made in the prior two (2) years in order to verify compliance with applicable pay to play laws or regulations.

Media Relations

We must speak with a unified voice in all dealings with the press and other media. As a result, our Chairman, or his designee, is the sole contact for media seeking information about PCC. Any requests from the media must be referred to our Chairman, or his designee.

Intellectual Property Information

Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; lender and other business partner lists. Employees who have access to our intellectual property information are obligated to safeguard it from unauthorized access and:

●	Not disclose this information to persons outside of PCC;

●	Not use this information for personal benefit or the benefit of persons outside of PCC; and

●	Not share this information with other employees except on a legitimate “need to know” basis.

Internet and E-Mail Policy

We provide an e-mail system and Internet access to certain of our employees to help them do their work. You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper or illegal use. Further, you are prohibited from discussing or posting information regarding PCC in any external electronic forum, including Internet chat rooms, electronic bulletin boards or social media sites.

Adopted: March 13, 2015

Updated as of December 6, 2016

Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of the Code by PCC’s or the investment adviser’s employees, officers and directors, and you are expected to report a violation promptly. Normally, reports should be made to one’s immediate supervisor. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact our Chief Compliance Officer who will investigate and report the matter to our Chairman and/or Board of Directors, as the circumstance dictates. You will also be expected to cooperate in an investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an officer of PCC or its investment adviser or our accounting, internal accounting controls or auditing matters, may communicate that concern to the Audit Committee of the Board of Directors by direct communication with our Chief Compliance Officer or by email or in writing. All reported concerns shall be forwarded to the Audit Committee and will be simultaneously addressed by our Chief Compliance Officer in the same way that other concerns are addressed by us. The status of all outstanding concerns forwarded to the Audit Committee will be reported on a quarterly basis by our Chief Compliance Officer. The Audit Committee may direct that certain matters be presented to the full board and may also direct special treatment, including the retention of outside advisors or counsel, for any concern reported to it.

All reports will be investigated and whenever possible, requests for confidentiality shall be honored. And, while anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of employees, officers or directors who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about PCC’s or its investment adviser’s conduct, the conduct of an officer of PCC or its investment adviser, or about PCC’s or its investment adviser’s accounting, internal accounting controls or auditing matters, you may use the following means of communication:

ADDRESS:	Princeton Capital Corporation

4422 Route 27, Bldg C Ste 1

Box 89

Kingston, NJ 08528

In the case of a confidential, anonymous submission, employees should set forth their concerns in writing and forward them in a sealed envelope to the Chairperson of the Audit Committee, in care of our Chief Compliance Officer, such envelope to be labeled with a legend such as: “To be opened by the Audit Committee only.”

CODE OF ETHICS

The employees specified in the following discussion will be subject to the provisions of the Code of Ethics (“CofE”).

Scope of the Code of Ethics

In order to prevent PCC’s Access Persons, as defined below, from engaging in any of these prohibited acts, practices or courses of business, the Board of Directors of PCC has adopted this CofE.

Adopted: March 13, 2015

Updated as of December 6, 2016

Definitions

Access Person. “Access Person” means any director, officer, partner, employee or Advisory Person of PCC; provided, however, that the term “Access Person” will not include a “Disinterested Director” (as defined below).

Advisory Person. “Advisory Person” of PCC means: (i) any director, officer or employee of PCC or of any company in a control relationship to PCC, who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by PCC, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to PCC who obtains information concerning recommendations made to PCC with regard to the purchase or sale of a Covered Security. An “Advisory Person” shall not include a “Disinterested Director” (as defined below).

Automatic Investment Plan. “Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributed economic support.

Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”), except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

Blackout Period. “Blackout Period” shall mean that timeframe in which PCC or an Access Person, or Disinterested Director with knowledge of PCC’s trading activity, may not engage in trading in an issue, or its related securities, appearing on the PCC Restricted List as described below.

Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds); however, exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities”.

Disinterested Director. “Disinterested Director” means a director of PCC who is not an “interested person” of PCC within the meaning of Section 2(a)(19) of the 1940 Act.

Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

Adopted: March 13, 2015

Updated as of December 6, 2016

Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a covered security, or the use of a derivative product to take a position in a Covered Security.

Restricted List. The Restricted List identifies those securities which PCC or its Access Persons may not trade due to some restriction under the securities laws whereby PCC or its Access Persons may be deemed to possess material non-public information (as it is described within the following “Statement on the Prohibition of Insider Trading”) about the issuer of such securities.

Supervised Person. A “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of any entity that provides investment advice on behalf of PCC and is subject to the supervision and control of PCC; provided, however, that the term “Supervised Person” shall not include a “Disinterested Director” (as defined above).

Standards of Conduct

1.       No Access Person, Supervised Person or Disinterested Director shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of PCC or its shareholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with PCC, or any of its affiliates, in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to PCC and its shareholders.

2.       Any Access Person recommending or authorizing the purchase or sale of a Covered Security by PCC shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

3.       No Access Person, Supervised Person or Disinterested Director shall dispense any information concerning securities holdings or securities transactions of PCC to anyone outside PCC without obtaining prior written approval from our Chief Compliance Officer, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

●	when there is a public report containing the same information;

●	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between PCC and its affiliates;

●	when such information is reported to directors of PCC; or

●	in the ordinary course of his or her duties on behalf of PCC.

4.       All personal securities transactions should be conducted consistent with this CofE and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within PCC.

Adopted: March 13, 2015

Updated as of December 6, 2016

Prohibited Transactions

1.       General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (including any security issued by the issuer of such Covered Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by PCC, or is held in the PCC portfolio unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

●	An Access Person who becomes aware that PCC is considering the purchase or sale of any Covered Security must immediately notify our Chief Compliance Officer of any interest that such Access Person may have in any outstanding Covered Security (including any security issued by the issuer of such Covered Security).

●	An Access Person shall similarly notify our Chief Compliance Officer of any other interest or connection that such Access Person might have in or with such issuer.

●	Once an Access Person becomes aware that PCC is considering the purchase or sale of a Covered Security in its portfolio, such Access Person may not engage in any transaction in such Covered Security (including any security issued by the issuer of such Covered Security).

●	The foregoing notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

2.       Securities Appearing on the Portfolio and Pipeline Reports and Restricted List. The holdings of the PCC portfolio are detailed in the Portfolio Report that will be distributed daily to all Access Persons. Access Persons will also receive, as frequently as necessary, the names of those entities that are being considered for investment by the PCC portfolio in the Pipeline Report. Access Persons are required to review these reports and the Restricted List prior to engaging in any securities transactions.

3.       Initial Public Offerings and Limited Offerings. Access Persons of PCC must obtain approval from PCC before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

4.       Securities under Review. No Access Persons shall execute a securities transaction in any security issued by an entity that PCC owns in its portfolio or is considering for purchase or sale unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

5.       Trades of PCC Securities. All Access Persons are prohibited from buying or selling shares issued by PCC except during an open trading window announced by the Chief Compliance Officer. Except with the express written consent of the Chief Compliance Officer, all Access Persons are prohibited from buying or selling options on, or futures or other derivatives related to, shares issued by PCC, and are likewise prohibited from selling short shares of PCC.

6.       Blackout Period. No Access Person may trade in the securities of any issuer appearing on the Restricted List until notified that the entity name no longer appears on the Restricted List. Access Persons are also prohibited from trading in the names appearing on the Pipeline and Portfolio Reports (as discussed above).

7.       Company Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings. Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to our Chief Compliance Officer when they are involved in PCC’s subsequent consideration of an investment in the issuer, and PCC’s decision to purchase such securities must be independently reviewed by Investment Personnel with no personal interest in that issuer.

Adopted: March 13, 2015

Updated as of December 6, 2016

Management of the Restricted List

Our Chief Compliance Officer will manage placing and removing names from the Restricted List. Should an Access Person learn of material non-public information concerning the issuer of any security that information must be provided to our Chief Compliance Officer so that the issuer can be included on the Restricted List. The Chief Compliance Officer will note the nature of the information learned, the time the information was learned and the other persons in possession of this information. The Chief Compliance Officer will maintain this information in a log. Upon the receipt of such information, our Chief Compliance Officer will revise and circulate the Restricted List to all Access Persons.

Any sub-advisers to PCC or the investment advisor, or affiliated investment advisers, will be directed to advise PCC when they have obtained information that causes them to be restricted from trading in the securities of any of the names appearing in the PCC portfolio. This information will be provided to our Chief Compliance Officer who will add the name(s) to the Restricted List and electronically circulate the revised list to Access Persons. Sub-advisors, or affiliated investment advisors, will also be required to notify PCC’s Chief Compliance Officer if they are restricted from trading in the securities of any of the issuers discussed with PCC for possible inclusion in the PCC portfolio.

The contents of the Restricted List are highly confidential and must not be disclosed to any person or entity outside of PCC absent approval of our Chief Compliance Officer or the Chairman.

Procedures to Implement the Code of Ethics

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist PCC in preventing, detecting and imposing sanctions for violations of this Code. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to our Chief Compliance Officer.

All Access Persons are subject to the reporting requirements set forth in the next section except:

●	with respect to transactions effected for, and Covered Security (including any security issued by the issuer of such Covered Security) held in, any account over which the Access Person has no direct or indirect influence or control; or

●	Those transactions effected pursuant to an Automatic Investment Plan.

Reporting Requirements

PCC shall appoint a Chief Compliance Officer who shall furnish each employee with a copy of this Code along with the other sections of the Code, and any amendments, upon commencement of employment and annually thereafter.

Each Supervised Person is required to certify, through a written acknowledgment, within 10 days of commencement of employment, that he or she has received, read and understands all aspects of the Code and recognizes that he or she is subject to the provisions and principles detailed therein. In addition, our Chief Compliance Officer shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.

Adopted: March 13, 2015

Updated as of December 6, 2016

Pre-Clearance Reports

Access Persons of PCC must obtain approval from our Chief Compliance Officer prior to entering into a transaction in a Limited Offering or an Initial Public Offering. Pre-clearance of trades in securities issued by companies whose names appear on the Pipeline and Portfolio Reports is also required of Access Persons. The preclearance form shall include the name of the Access Person, the date, the name of the broker who will execute the transaction, the name of the security, quantity, whether the transaction is a purchase or sale, total anticipated dollar value and any pertinent instructions, i.e., GTC, limit, etc. There will also be a line for approval or disapproval along with space for comments and the date.

If our Chief Compliance Officer does not approve the transaction the reason for denial must be provided on the pre-clearance form.

Initial Holdings Reports

Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report must include the following:

●	the title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount;

●	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

●	the date the Access Person submits the report.

Quarterly Transaction Reports

Each Access Person must, no later than 30 days after the end of each calendar quarter, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s transactions involving a Covered Security (including any security issued by the issuer of such Covered Security) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. The report must cover all transactions occurring during the calendar quarter most recently ending. The report must contain the following information:

●	the date of the transaction;

●	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

●	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

●	the price of the security at which the transaction was effected;

●	the name of the broker, dealer or bank with or through which the transaction was effected; and

●	the date the Access Person submits the report.

Adopted: March 13, 2015

Updated as of December 6, 2016

Annual Holdings Reports

Each Access Person must submit, to our Chief Compliance Officer or other designated person, an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted. The Annual Holdings Report must be submitted at least once every 12 month period, on a date to be designated by PCC. Our Chief Compliance Officer will notify every Access Person of the date. Each report must include:

●	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

●	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

●	the date the Access Person submits the report.

Annual Certification of Compliance

All Access Person must annually certify, through a written acknowledgment, to the Chief Compliance Officer that (1) they have read, understood and agree to abide by this CofE; (2) they have complied with all applicable requirements of this Code; and (3) they have reported all transactions and holdings that they are required to report under this Code.

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

Failure by you to recognize the importance of safeguarding information and using information appropriately is greatly detrimental both to your future and to PCC’s. The information provided below should provide a useful guide about what constitutes insider trading and material inside information.

Summary of PCC’s Business Activities

PCC is a publicly traded Business Development Company registered with the U.S. Securities and Exchange Commission and regulated under the Investment Company Act of 1940. PCC offers individual investors access to private debt with a focus on first lien secured loans, second lien secured loans, and, to a lesser extent, subordinated loans or mezzanine debt. Generally, these loans are held with private companies that have not issued any public securities. In rare instances, however, there may be securities available in the marketplace for issuers in which PCC holds a loan position.

It is not expected that in the course of its loan trading activities that PCC will receive access to information that is not already in the public domain. However, certain data sources may make information available to PCC that has not been fully disseminated in the marketplace. If this situation arises and PCC has an opportunity to opt to receive the information, the Access Person that encounters this situation will raise the situation with their supervisors and our Chief Compliance Officer to decide whether to opt to receive the information or decline to receive the information. If the decision is made to receive the information, our Chief Compliance Officer will update the Restricted List as it is discussed in the Code.

In the unlikely event that you come into possession of information that is not publicly available, either through your work with us or outside of the workplace, you will be required to adhere to the Statement on the Prohibition of Insider Trading (the “Statement”) as described in the following pages. You will also be subject to certain reporting requirements in connection with complying with PCC’s Code beginning with the requirement to notify our Chief Compliance Officer.

Adopted: March 13, 2015

Updated as of December 6, 2016

Background

The securities laws and the rules and regulations of the self-regulatory organizations are designed to assure that the securities markets are fair and honest, that material information regarding a company is publicly available, and that a security’s price and volume are determined by the free interplay of economic forces. The anti-fraud rules of the federal securities laws prohibit, in connection with the purchase or sale of a security:

●	making an untrue statement of a material fact;

●	omitting to state a material fact necessary to make the statements made not misleading;

●	engaging in acts, practices or courses of business which would be fraudulent or deceptive.

Violation of these provisions is a crime that may result in imprisonment and can have other very serious repercussions for both the Firm and the employee. Violators may be censured by the government or self-regulatory organizations, suspended, barred from the securities business or fined. In addition, violations may result in liability under the Federal Securities Laws, including the Insider Trading Sanctions Act of 1984 (“ITSA”) and the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”). PCC’s actions with respect to any violations will be swift and forceful, since it is the victim of any such abuse.

In this connection, a violation of the PCC’s policies and procedures regarding confidential information, disclosure and the use of confidential information may result in dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation of Firm policy or procedure also constituted a violation of law. Trading while in possession of or tipping on the basis of non-public information could also result in civil or criminal liability which could lead to imprisonment, fines and/or a requirement of disgorgement of any profits realized, and as a result of the violation, to an injunction prohibiting the violator from being employed in the securities industry. The Firm may initiate or cooperate in proceedings resulting in such penalties.

Policy

No person to whom the Statement applies, including officers, directors or employees of PCC, may trade, either personally or on behalf of others, while in possession of material non-public information, nor may any officer, director or employee communicate material non-public information to others in violation of the law. This conduct is referred to as “insider information”. Any questions regarding this policy and procedure should be directed to our Chief Compliance Officer.

While the law concerning insider trading is not rigid, it generally is understood to prohibit:

●	trading by an insider, while in possession of material non-public information;

●	trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

●	communicating material non-public information to others.

The elements of a claim for insider trading and the penalties for unlawful conduct are described below.

Adopted: March 13, 2015

Updated as of December 6, 2016

Who is an Insider?

The concept of an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, by way of example, attorneys, accountants, consultants, bank lending officers and employees of such organizations. According to the Supreme Court, a company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on information is not a basis for liability unless the information is material. Information generally is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or if the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates not previously disseminated, material changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, Carpenter v. United States 108 S. Ct. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether or not those reports would be favorable.

Any questions that you may have as to whether information is material must be addressed with our Chief Compliance Officer before acting in any way on such information.

What is Non-public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Reuters, Bloomberg or a Dow Jones publication or in any other publication of general circulation would, generally, be considered public. In certain instances, information disseminated to certain segments of the investment community may be deemed “public”. For example, research communicated through institutional information dissemination services such as First Call. The amount of time since the information was first disseminated ordinarily is a factor regarding whether information is considered public.

Bases for Liability

Described below are circumstances under which a person or entity may be deemed to have traded on inside information, and prohibitions applicable, in particular to investment advisors.

1.       Fiduciary Duty Theory. In 1980 the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises where there is a fiduciary relationship between the parties to the transaction. In such case, one party as a right to expect that the other party will not disclose any material non-public information and will refrain from trading. Chiarella v. U.S. 445 U.S. 22 (1980).

Insiders such as employees of an issuer are ordinarily considered to have a fiduciary duty to the issuer and its shareholders. In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternative theories by which such fiduciary duties are imposed on non-insiders: they can enter into a confidential relationship with the company such as, among others, attorneys and accountants (“temporary insiders”) or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider or temporary insider who has violated his fiduciary duty to the company’s shareholders.

Adopted: March 13, 2015

Updated as of December 6, 2016

In the “tippee” situation, a breach of duty occurs only if the insider or temporary insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be of a financial nature, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

2.       Misappropriation Theory. Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from another person. In Carpenter v. United States, the Court found that a columnist defrauded The Wall Street Journal by communicating information prior to its publication to another person who used the information to trade in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include the following:

●	jail sentences;

●	civil injunction;

●	treble damages;

●	disgorgement of profits;

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

●	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Controlling the Flow of Sensitive Information

The following procedures have been established to assist the officers, directors and employees of PCC in controlling the flow of sensitive information so as to avoid the possibility of trading on material non-public information either on behalf of PCC or for themselves and to assist PCC and its supervisory personnel in surveilling for, and otherwise preventing and detecting, insider trading. Every officer, director and employee of PCC must follow these procedures or risk serious sanctions by one or more regulatory authorities and/or PCC, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult our Chief Compliance Officer.

Adopted: March 13, 2015

Updated as of December 6, 2016

1.       Identifying Inside Information. Before trading for yourself or others in the securities of a company about which you have what you believe to be inside information, ask yourself the following questions:

●	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? To what extent, for how long, and by what means has the information been disseminated? If information is non-public, it normally may not be used in connection with effecting securities transactions; however, if you have any doubts whatsoever as to whether the information is public, you must ask our Chief Compliance Officer prior to trading on, or communicating (except in accordance with the procedures and requirements herein) such information.

●	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

If, after consideration of the above, you believe that the information may be material and non-public, or if you have questions in that regard, you should take the following steps:

●	Report the matter immediately to our Chief Compliance Officer.

●	Do not purchase or sell the securities on behalf of yourself or others.

●	Do not communicate the information inside or outside of PCC, other than to our Chief Compliance Officer.

●	After our Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

2.       Restricting Access to Material Non-public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material non-public information should be restricted.

3.       Personal Security Trading. All officers, directors and employees must trade in accordance with the provisions of the CofE as well as the Statement in order to assist PCC with monitoring for violations of the law.

4.       Restricted List. As defined in the Code, PCC’s Chief Compliance Officer will maintain a Restricted List. Disclosure outside of PCC as to what issuers and/or securities are on the Restricted List could therefore constitute tipping and is strictly prohibited.

5.       Supervision/Investigation. Should our Chief Compliance Officer learn, through regular review of personal trading documents, or from some other source, that a violation of this Code is suspected, our Chief Compliance Officer shall alert the Chairman of PCC. Together these parties will determine who should conduct further investigation, if they determine one is necessary.

ADMINISTRATION OF THE CODE

Our Chief Compliance Officer has overall responsibility for administering the Code and reporting on the administration of and compliance with the Code and related matters to our Board of Directors.

Our Chief Compliance Officer shall review all reports to determine whether any transactions recorded therein constitute violations of the Code. Before making any determination that a violation has been committed by person subject to the Code, such person shall be given an opportunity to supply additional explanatory material. Our Chief Compliance Officer shall maintain copies of the reports as required by Rule 17j-1(f) under the 1940 Act.

Adopted: March 13, 2015

Updated as of December 6, 2016

No less frequently than annually our Chief Compliance Officer must furnish to the Board, and the Board must consider, a written report that describes any issues arising under the Code or its procedures since the last report to the Board, including but not limited to, information about material violations of the Code or its procedures and any sanctions imposed in response to material violations. This report should also certify that PCC has adopted procedures reasonably designed to prevent persons subject to the Code from violating the Code.

SANCTIONS FOR CODE VIOLATIONS

All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

APPLICATION/WAIVERS

All the directors, officers and employees of PCC and its investment adviser are subject to this Code.

Insofar as other policies or procedures of PCC or its investment adviser govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Any amendment or waiver of the Code for an executive officer or member of our Board of Directors must be made by our Board of Directors and disclosed on a Form 8-K filed with the Securities and Exchange Commission within four business days following such amendment or waiver.

RECORDS

PCC shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission (the “SEC”):

1.       A copy of this Code and any other code of ethics of PCC that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

2.       A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.       A copy of each report made by an Access Person or duplicate account statement received pursuant to the Code, shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

4.       A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

5.       A copy of each report made to our Board of Directors shall be maintained for at least give years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

6.       A record of any decision, and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of Beneficial Ownership in any securities in an Initial Public Offering or a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

REVISIONS AND AMENDMENTS

This Code may be revised, changed or amended at any time by our Board of Directors. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood the revised version of the Code, and that you agree to comply with the provisions.

Adopted: March 13, 2015

Updated as of December 6, 2016

APPENDIX A

Princeton Capital Corporation
or
Princeton Advisory Group, Inc.
(collectively, the “Company”)

Acknowledgment Regarding
Code of Business Conduct, Ethics and Statement on the Prohibition of Insider Trading

This acknowledgment is to be signed and returned to our Chief Compliance Officer and will be retained as part of your permanent personnel file

I have received a copy of the Company’s Code of Business Conduct, Ethics and Statement on the Prohibition of Insider Trading (the “Code”), read it, and understand that the Code contains the expectations of the Company regarding employee conduct, ethical behavior and the prohibition of trading on insider information. I agree to observe the policies and procedures contained in the Code and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to the Audit Committee, the Chief Compliance Officer or other such designated officer, any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Employee’s Name (Printed)

Employee’s Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with the Company’s Code of Business Conduct, Ethics and Statement on the Prohibition of Insider Trading.

Adopted: March 13, 2015

Updated as of December 6, 2016

A-1

APPENDIX B

Princeton Capital Corporation
or
Princeton Advisory Group, Inc.
(collectively, the “Company”)

PRE-CLEARANCE FORM

Use this form to request pre-clearance of a transaction to purchase a Limited Offering, Initial Public Offering or to purchase or sell a security issued by an issuer appearing on the Portfolio or Pipeline Reports. Please submit this form, together with a copy of the Limited Offering documentation to the Chief Compliance Officer at least five (5) business days before the planned investment.

Employee Name:	Date:

Issuer/Investment Name:

Terms of Purchase (price, purchaser - individual, joint, entity, etc.):

Proposed Transaction Date:

How did you learn about this opportunity?

Related to a Portfolio or Pipeline security?

Approved:	Date:

Not Approved:	Date:

Comments:

Adopted: March 13, 2015

Updated as of December 6, 2016

B-1

APPENDIX C

Princeton Capital Corporation
or
Princeton Advisory Group, Inc.
(collectively, the “Company”)

INITIAL HOLDINGS REPORT
As of

To: Chief Compliance Officer

A. Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined by the Company’s Code of Ethics.

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B. Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities for my direct or indirect benefit:

Name of Broker, Dealer or Bank

1.
2.
3.

Date: _____________	Signature:

Print Name:

Adopted: March 13, 2015

Updated as of December 6, 2016

C-1

APPENDIX D

Princeton Capital Corporation
or
Princeton Advisory Group, Inc. (collectively, the “Company”)

QUARTERLY TRANSACTION REPORT

For the Calendar _____ Quarter Ended:

To: Chief Compliance Officer

A. Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Company:

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B. New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established

C. Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date: _____________	Signature:

Print Name:

Adopted: March 13, 2015

Updated as of December 6, 2016

D-1

APPENDIX E

Princeton Capital Corporation
or
Princeton Advisory Group, Inc. (collectively, the “Company”)

ANNUAL HOLDINGS REPORT
As of December 31, 20_

To: Chief Compliance Officer

As of December 31, 20__, I had direct or beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 17j-1 under the Investment Company Act of 1940:

A. Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined by the Company’s Code of Ethics.

Title of Security	CUSIP Number	Number of Shares or Principal Amount

B. As of December 31, 20__, I maintained accounts with brokers, dealers, and banks listed below in which securities were held for my direct or indirect benefit:

Brokerage Accounts. I , or a Beneficial Owner, have established the following accounts in which securities for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established *

1.
2.
3.

This report (i) excludes securities and accounts over which I had no direct or indirect influence or control;(ii) excludes securities not required to be reported (for example, direct obligations of the U.S. Government, shares of registered investment companies etc.); and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities accounts listed above.

Date: _____________	Signature:

Print Name:

*Note: If account was established before 20__, you can state that it was established before 20__

Adopted: March 13, 2015

Updated as of December 6, 2016

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